Exhibit 99.1

Thursday, August 23, 2007, 1:05 pm PT

Printronix Declares $0.10 Per Share Cash Dividend

IRVINE, CA., August 23, 2007 -- Printronix, Inc., (NASDAQ: PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced that at its August 22, 2007 meeting, the Board of Directors declared a quarterly cash dividend of $0.10 per share to be paid on September 19, 2007, to shareholders of record as of September 5, 2007. The cash required for the dividend will be approximately $668,000 based on approximately 6.7 million shares outstanding as of July 27, 2007.

“As a testament to the confidence in the Company’s continued financial strength and commitment to enhancing shareholder value, the Board is pleased to continue this quarterly dividend payment tradition started in fiscal year 2005,” said Robert Kleist, President and CEO of Printronix.

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a world health epidemic occur;  the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for radio frequency identification (“RFID”) products by Wal-Mart and/or the Department of Defense (the “DOD”) and others; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change; and that InfoPrint Solutions Company, the successor entity to IBM’s Printing Systems Division, may change its product and marketing focus in a way that reduces its purchase of Printronix products. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix Inc. (NASDAQ: PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For company information, see www.printronix.com.

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Company Contact:
Printronix, Inc., Irvine
Robert A. Kleist, President, CEO
(714) 368-2863
George L. Harwood, Senior Vice President Finance, CFO
(714) 368-2384

Investor Contact:	Media Contact:
EVC Group, Inc.	WunderMarx, Inc.
Douglas M. Sherk	Cara Good
(415) 896-6818	(714) 862-1112, extension 202
(dsherk@evcgroup.com)	(cara.good@wundermarx.com)
Jenifer Kirtland
(415) 896-2005
(jkirtland@evcgroup.com)